Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com

HYTHIAM RAISES APPROXIMATELY $7 MILLION
IN REGISTERED DIRECT OFFERING

LOS ANGELES, CALIFORNIA — September 17, 2009 — Hythiam, Inc. (NASDAQ:HYTM) announced today that it has entered into definitive agreements to sell 9,333,334 shares of its common stock at a price per share of $.75 to several institutional investors pursuant to a registered direct offering, representing gross proceeds of approximately $7 million.

Investors will also receive warrants to purchase 2,333,334 shares of the Company’s common stock. The warrants have an exercise price of $.85 per share and are exercisable at any time after the closing of the transaction and before the 3rd anniversary of such initial issuance date.  The closing of the offering is expected to take place on or before September 21, 2009, subject to the satisfaction of customary closing conditions.

The Company plans to use the net proceeds from the offering for working capital and general corporate purposes.

The shares and warrants are being offered by the Company pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission dated and declared effective on September 11, 2009.  Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM - News), acted as the exclusive placement agent for the transaction, and Brean Murray, Carret & Co served as financial advisors in the placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock and warrants may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC's website at http://www.sec.gov.

About Hythiam®
Hythiam, Inc. provides through its Catasys subsidiary, specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including the proprietary PROMETA® Treatment Program for alcoholism and stimulant dependence.   The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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